SCHEDULE 14A

                            SCHEDULE 14A INFORMATION
                      Proxy Statement Pursuant to Section 14(a) of the
                       Securities and Exchange Act of 1934
                               (Amendment No. __)


Filed by the Registrant     [X]

Filed by Party other than the Registrant     [  ]

Check the appropriate box:

[X]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss.240-11(c) or ss.240.14a-12


                                   ONTV, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                    William T. Hart - Attorney for Registrant
                   ------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
    -----------------------------------------------------

2)  Aggregate number of securities to which transaction applies:
    -----------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    -----------------------------------------------------

4)  Proposed maximum aggregate value of transaction:
    -----------------------------------------------------


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[ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
   -----------------------------------

2) Form, Schedule or Registration No.:
   -----------------------------------

3) Filing Party:
   -----------------------------------

4) Date Filed:
   -----------------------------------





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                                   ONTV, INC.
                               2444 Innovation Way
                                   Building 10
                            Rochester, New York 14624
                                 (585) 295-8601
                              (585) 247-5340 (fax)

                          NOTICE OF SPECIAL MEETING OF
                     SHAREHOLDERS TO BE HELD APRIL __, 2005

      Notice is hereby given that a special meeting of the shareholders of ONTV, Inc. (the "Company") will be held at, 2444 Innovation Way, Building 10, Rochester, New York 14624, on April __, 2005, at 10:00 A.M., for the following purpose:

     o To approve the sale of the Company's subsidiary, Seen On TV, Inc., as well as certain other assets relating to the Company's business, to the Company's President upon the terms set forth in the accompanying proxy statement.

     o To transact such other business as may properly come before the meeting.

      The Board of Directors has fixed the close of business on March 31, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at such meeting. As of March 31, 2005, the Company had 23,720,861 outstanding shares of common stock and 20,000 outstanding shares of Series A Preferred stock. Shareholders are entitled to one vote for each share of common stock and 1,000 votes for each share of Series A preferred stock owned as of the record date.


                                        ONTV, INC.



April __, 2005
                                        Daniel M. Fasano, President


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                                   ONTV, INC.
                               2444 Innovation Way
                                   Building 10
                            Rochester, New York 14624
                                 (585) 295-8601
                              (585) 247-5340 (fax)


                                 PROXY STATEMENT

         The accompanying proxy is solicited by the Board of Directors of the Company for voting at the special meeting of shareholders to be held on April __, 2005, and at any and all adjournments of such meeting. If the proxy is executed and returned, it will be voted at the meeting in accordance with any instructions, and if no specification is made, the proxy will be voted for the proposals set forth in the accompanying notice of the special meeting of shareholders. Shareholders who execute proxies may revoke them at any time before they are voted, either by writing to the Company at the address set forth on page one or in person at the time of the meeting. Additionally, any later dated proxy will revoke a previous proxy from the same shareholder. This proxy statement was mailed to shareholders of record on or about April __, 2005.

         Only the holders of the Company's common stock and Series A Preferred stock are entitled to vote at the meeting. Each share of common stock is entitled to one vote and each share of Series A Preferred stock is entitled to 1,000 votes. Votes may be cast either in person or by proxy. A quorum consisting of one-third of the shares entitled to vote is required for the meeting. The affirmative vote of the holders of a majority of the outstanding shares entitled to vote is required to approve the sale of the Company's subsidiary and related assets. The approval of the holders of a majority of shares present at the meeting, in person or by proxy, is required to approve any other proposal to come before the meeting. As of March 31, 2005 the Company had 23,720,861 outstanding shares of common stock and 20,000 shares of Series A preferred stock.

         Shares of the Company's common stock represented by properly executed proxies that reflect abstentions or "broker non-votes" will be counted as present for purposes of determining the presence of a quorum at the special meeting. "Broker non-votes" represent shares held by brokerage firms in "street-name" with respect to which the broker has not received instructions from the customer or otherwise does not have discretionary voting authority. Brokerage firms will not have discretionary authority to vote these "street-name" shares with respect to the proposal to sell the Company's subsidiary. Because approval of the sale on the Company's subsidiary requires the approval of a majority of the Company's outstanding shares, abstentions and broker non-votes will have the same effect as votes against the approval of any matter to be voted upon at the meeting.




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                             PRINCIPAL SHAREHOLDERS

      The following table sets forth the number of and percentage of outstanding shares of the Company's capital stock beneficially owned by the Company's officer and director and those shareholders owning more than 5% of the Company's capital stock as of March 31, 2005.

                                     Shares of
Name and Address                    Common Stock         Percent of Class
----------------                    ------------         ----------------

Daniel M. Fasano                     3,879,166               16.4%
244 Innovation Way, Bldg 10,
Rochester, NY 14624

Daniel J. Fasano                     3,000,000                12.6%
13 Fox Tail Lane
Rochester, NY 14624

Conrad Promotions, LLC               2,500,000               10.5%
15034 North 40th Place
Phoenix, AZ 85032

Emanuel Tarboti                      1,500,000 (1)            6.3%
P.O. Box 1767
Rancho Santa Fe, CA 92067

Frank T. Costanzo                    2,703,834               11.4%
651 W. Mountain Vista Drive
Phoenix, AZ  85045

All Directors and Executive Officers
as a group (1 person)                3,879,166               16.4%

(1) Voting rights pertaining to Mr. Torbati's shares are exercised by the Company.

                                Shares of Series A
Name and Address                Preferred Stock (1)  Percent of Class
----------------                -------------------  -----------------

Daniel M. Fasano                     20,000                100%
244 Innovation Way, Bldg 10,
Rochester, NY 14624

All Directors and Executive Officers
as a group (1 person)                20,000                100%

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(1) The Series A preferred shares vote with the Company's common stock and not as a separate class. Each Series A preferred share is entitled to 1,000 votes at any meeting of the Company's shareholders.

                      SALE OF SUBSIDIARY AND RELATED ASSETS

      The Company was incorporated in Delaware in February 1996. The Company buys "as seen on tv" products at distributor prices and sells the products to wholesale and retail customers through its websites, "SeenOnTV.Com" and "AsSeenOnTV.com".

       Consumer products which the Company markets, include a wide variety of categories, i.e.: health, beauty, weight loss, kitchen, sporting goods, and household appliances, etc. Products sold by the Company include: Pasta Pro, The Firm Body Sculpting System with Fanny Lifter, Rock-N-Roll Scooter, Flathose, Smoke Away, Perfect pancake, Emerson Switchboard, Sewing Genie, Vinyl Leather Repair, IGIA Instant Cover, IGIA Pore Cleanser, IGIA Electro-Sage 8, IGIA Laser Vac, Super SlimDown Now, PestOffense, Aero Mattress Topper, Wrap & Snap Curling Systems, AirCore, Cell Phone Internal Antenna, Space Bag, Versa Wrench, IGIA Wonder Forms, IGIA Therma-Spa, Marvins Magic, Nads, Tap Light, IGIA Platinum Nail, Epil Stop & Spray, Steam Buggy, Steam Bullet, Oxiclean, Orangeglow, Shelf Master, True Motion Lures, ORB, Ginsu Knives, Hygionic Tooth Brushes, Steamin Iron, IGIA CelluLift, Nathan's Grill, George Foreman Grilling Machine, FlavorWave Oven, Instagone, Iron Wonder, IGIA Epielle, Pro Trim Paint Roller, PVA Mop, Quick-n-Brite, Safety Can, Silver Lighting, Sweet Simplicity, Cable Flex, Orbitrek, Ab Slide, Simoniz Car Wash, Flowbee, Thundersticks, and Ab Rocker.

      The Company purchases products from a multitude of vendors including:
Media Group, Reliant Interactive Media, On-Tel Products Corp., Orange Glo International, Inc., Cava, Homedics, Thane, Ronco Inventions, Salco International, Salton, and Tactica International. The Company relies, to a large extent, on rapid order fulfillment from its vendors. The Company does not have any long-term contracts or arrangements with any of its vendors that guarantee the availability of merchandise, the continuation of particular payment terms or the extension of credit limits.

      Substantially all of the Company's operations are conducted through its wholly owned subsidiary, Seen On TV.

      Information concerning the Company's operating results, assets, liabilities and stockholders equity follows:

Results of Operations:
                                                          Six Months
                                     Year Ended              Ending
                                   June 30, 2004        December 31, 2004
                              ------------------------  -----------------

      Sales                         $  3,934,584           $2,644,120
      Cost of Sales                   (2,607,950)          (1,711,950)

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      Operating Expenses              (1,734,286)            (899,951)
      Other Income (Expense)             (92,399)                 122
                                    -------------      --------------
      Net Income (Loss)               $ (500,051)         $    32,341
                                    =============      ==============

Balance Sheet Data:
                                 June 30, 2004         December 31, 2004

      Current Assets              $  269,575           $   440,634
      Total Assets                 3,036,106             3,100,827
      Current Liabilities            400,072               435,952
      Total Liabilities            2,994,320             3,021,700
      Working Capital (Deficit)     (130,497)                4,682
      Stockholders' Equity            41,786                79,127

      The Company's common stock trades on the OTC Bulletin Board under the symbol "ONTV". Between July 1, 2002 and January 31, 2005 trading volume was nominal and the price of the Company's common stock ranged between $0.01 and $0.09 per share. During the twelve month period ended January 31, 2005 there were 116 days when not a single share of the Company's common stock was traded.

      Based upon the past prices of its common stock the Company's management does not believe that its operations will ever attract sufficient interest among investors so that the Company's stock price and trading volumes will increase to meaningful levels.

      Consequently, the Company's management believes it is in the best interest of the Company's shareholders to dispose of its current business and attempt to acquire a new business which may provide more value to the Company's shareholders. To further this objective the Company proposes to sell to Daniel
M. Fasano, the Company's President, all of the shares of Seen On TV, as well as the following other assets which are incidental to the business of Seen On TV:

     o the trademarks, "AsSeenOnTV.com", "SeenOnTV.com", "What a", "What a Saw", and " What a Product".
     o the trade names, "ONTV", "AsSeenOnTV.com", "SeenOnTV.com" and "What a Product".
     o the internet domain addresses "SeenOnTV.com" , "ASeenOnTV.com" and "AsSeenOnTV.com". o all of the Company's office equipment.

      In return for the shares of Seen On TV and the assets described above, Mr. Fasano will pay the Company $300,000 ("the Purchase Price"). The Purchase Price will be paid in the following manner:

     o The unpaid amount of the Purchase Price will bear interest at 5.75% per year.

     o 25% of the net, after-tax income from the operations of Seen On TV will be paid to the Company until the Purchase Price, plus accrued interest, is paid in full.

     o At the time of the sale, the liabilities of Seen On TV will not exceed $400,000. As of December 31, 2004 the liabilities of Seen On TV were approximately $399,000. If the sale is completed, these liabilities will remain the liabilities of Seen On TV and will no longer be the obligations of the Company. Mr. Fasano may, at any time, and in his sole discretion, elect to assume all or a certain amount of the Company's liabilities. The Purchase Price will be reduced by the amount of any liabilities assumed.

      A copy of the Agreement between the Company and Mr. Fasano is attached to this proxy statement.

      Since the sale of Seen On TV would represent the sale of substantially all of the Company's assets, the Delaware General Corporation Law requires that the shareholders of the Company approve this sale.

      If the Company's shareholders approve the sale of Seen On TV the Company will attempt to acquire a new business. As of the date of this proxy statement the Company had not identified any business which is available for acquisition. Although the Company does not have any plans to appoint any new officers or directors at the present time, it may be expected that new officers and directors will be appointed if a new business is acquired.

      Although not required by Delaware law, all shareholders of the Company will have the right to exercise dissenter's rights with respect to the proposed sale of Seen On TV and may obtain payment for their shares by complying with the terms of Section 262 of the Delaware General Corporation Law, a copy of which is attached. Based upon the Company's book value at March 31, 2005, the Company estimates that it will pay $0.01 per share to any shareholder dissenting from the proposed sale of Seen On TV.

      Even if the sale of Seen On TV is approved by the Company's shareholders, the Company may elect not to proceed with the sale if shareholders owning more than 500,000 shares of the Company's common stock exercise their dissenters' rights.

      The Company's Board of Directors recommends that the Company's shareholders approve the sale of Seen On TV and the related assets upon the terms described above.

                             MARKET FOR COMMON STOCK

      As of March 31, 2005 the Company had 23,720,861 outstanding shares of common stock and approximately 1000 common stockholders of record. The Company believes the number of beneficial owners of its common stock may be greater due to shares held by brokers, banks, and others for the benefit of its customers. The Company's common stock is quoted on the National Association of Securities Dealers OTC Bulletin Board under the symbol "ONTV". Shown below are the range of high and low quotations for the Company's common stock for the periods indicated as reported by the NASD. Market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. As of March 31, 2005 the Company had 20,000 outstanding shares of Series A Preferred stock, all of which are owned by Daniel M. Fasano, the Company's President. The Company's Series A Preferred stock is not publicly traded.

                                                    Closing Prices
                   Quarter Ended                  Low         High

                   September 30, 2002             .05          .08
                   December 31, 2002              .03          .05
                   March 31, 2003                 .03          .04
                   June 30, 2003                  .03          .04
                   September 30, 2003             .03          .04
                   December 31, 2003              .01          .03
                   March 31, 2004                 .01          .04
                   June 30, 2004                  .02          .03
                   September 30, 2004             .02          .02
                   December 31, 2004              .02          .09
                   March 31, 2005                 .03          .17

      Provisions in the Company's Articles of Incorporation relating to the Company's preferred stock allow its directors to issue preferred stock with rights to multiple votes per shares and dividends rights which would have priority over any dividends paid with respect to the Company's common stock. The issuance of preferred stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to stockholders generally. In October 2004, the Company issued 20,000 shares of its Series A preferred stock to Daniel M. Fasano, the Company's President, as partial payment for unpaid salary. Each Series A preferred share is entitled to 1,000 votes at any meeting of the Company's shareholders.

                        AVAILABILITY OF FILINGS MADE WITH
                       SECURITIES AND EXCHANGE COMMISSION

      The Company's Annual Report on Form 10-KSB for the year ended June 30, 2004 and its quarterly report on Form 10-QSB for the period ended December 31, 2004 will be sent to any shareholder of the Company upon request. Requests for a copy of these reports should be addressed to the Secretary of the Company at the address provided on the first page of this proxy statement.

                              SHAREHOLDER PROPOSALS

      Any shareholder proposal which may properly be included in the proxy solicitation material for the annual meeting of shareholders to be held after the Company's fiscal year ending June 30, 2005 must be received by the Secretary of the Company not later than November 30, 2005.

                          DISSENTERS' RIGHTS - DELAWARE

               Section 262 of the Delaware General Corporation Law

      (a) Any stockholder of a Delaware corporation who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of the stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effect pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituency corporation surviving a merger if the merger did not require for its approval the vote of the stock holders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss. ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept such stock anything except:

            a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b., and c. of this paragraph.

            (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this tile is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation

                                   ONTV, INC.

                This Proxy is Solicited by the Board of Directors

      The undersigned stockholder of the Company, acknowledges receipt of the Notice of the Special Meeting of Stockholders, to be held _________, 2005, 10:00 a.m. local time, at 2444 Innovation Way, Building 10, Rochester, New York 14624, and hereby appoints Daniel M. Fasano with the power of substitution, as Attorney and Proxy to vote all the shares of the undersigned at said Special Meeting of Stockholders and at all adjournments thereof, hereby ratifying and confirming all that said Attorney and Proxy may do or cause to be done by virtue hereof. The above named Attorney and Proxy is instructed to vote all of the undersigned's shares as follows:

      (1) To approve the sale of the Company's subsidiary, Seen On TV, as well as certain other assets relating to the Company's business, to Daniel M. Fasano upon the terms set forth in the accompanying proxy statement.

                            ---                ---              ---
                           /  / FOR           /  / AGAINST     /  / ABSTAIN
                           ---                ---              ---

      To transact such other business as may properly come before the meeting.

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DISCRETION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF ITEM 1.

                        Dated this      day of                       , 2005.
                                   -----       ----------------------

                        ---------------------------------
                                   (Signature)

                        Please sign your name exactly as it appears on your stock certificate. If shares are held jointly, each holder should sign. Executors, trustees, and other fiduciaries should so indicate when signing.

                        Please Sign, Date and Return this Proxy so that your shares may be voted at the meeting.

                                            Return this Proxy to:
                                            ONTV, Inc.
                                            2444 Innovation Way
                                            Building 10
                                            Rochester, New York 14624
                                            (585) 295-8601
                                            (585) 247-5340 (fax)

                       AGREEMENT REGARDING SALE OF ASSETS

      This AGREEMENT, made this ____ day of April, 2005, by and between OnTV, Inc. ("the Company") and Daniel M. Fasano ("the Purchaser") is made for the purpose of setting forth the terms and conditions upon which the Company will sell certain of its assets to Fasano.

THE PARTIES AGREE AS FOLLOWS:

      1. Subject to the terms and conditions of this Agreement, the Company agrees to sell, and the Purchaser agrees to buy the following assets:

     o All of the issued and outstanding shares of Seen On TV, Inc. (the "Subsidiary")
     o the trademarks, "AsSeenOnTV.com", "SeenOnTV.com", "What a", "What a Saw" and " What a Product",.
     o the trade names, "ONTV", "AsSeenOnTV.com", "SeenOnTV.com" and "What a Product"
     o the internet domain addresses "SeenOnTV.com" , "ASeenOnTV.com" and "AsSeenOnTV.com" .
     o    all of the Company's office equipment

      2. For the assets described above, Mr. Fasano will pay the Company $300,000 ("the Cash Purchase Price") and will also assume all liabilities of the Subsidiary. The Cash Purchase Price will be paid in the following manner:

     o The unpaid amount of the Cash Purchase Price will bear interest at 5.75% per year.

     o 25% of the net, after-tax income from the operations of the Subsidiary will be paid to the Company until the Cash Purchase Price, plus accrued interest, is paid in full.

     o Mr. Fasano may, at any time, and in his sole discretion, elect to assume all or a certain amount of the Company's liabilities in which case the Cash Purchase Price will be reduced by the amount of the liabilities assumed.

      3. Prior to the closing the Company and the Subsidiary will conduct their business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the other party, except in the regular course of business. Neither the Company nor the Subsidiary shall amend its Articles of Incorporation or By-laws, declare dividends, redeem or sell stock or other securities, incur additional or newly-funded material liabilities, acquire or dispose of fixed assets, change senior management, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.

      4. The obligations of the Company and the Purchaser hereunder shall be subject to the satisfaction at the Closing of all of the following:

     o    The liabilities of the Subsidiary will not exceed $400,000.

     o The sale of the assets referred to in Section 1 will have been approved by the shareholders of the Company.

     o Shareholders owning less than 500,000 shares of the Company's common stock will have exercised dissenter's rights with respect to the sale of the assets.


AGREED TO AND ACCEPTED                          ONTV, INC.

                                                By
                                                   -----------------------
                                                   Daniel M. Fasano, President


                                                   -----------------------
                                                   Daniel M. Fasano